Autocallable Securities Linked to the Lesser Performing of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund due October 1, 2019

Indicative Terms
Issuer:	Deutsche Bank AG, London Branch
Issue Price:	100% of the Face Amount
Maturity / Tenor:	Approximately 1 year and 6 months
Underlyings:	The lesser performing of the Financial Select Sector SPDR® Fund (Ticker: XLF) and the Technology Select Sector SPDR® Fund (Ticker: XLK)
Automatic Call:	The securities will be automatically called by the Issuer if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, you will receive a cash payment per $1,000 Face Amount of securities on the related Call Settlement Date equal to the Face Amount plus the product of the Face Amount and the Call Return for the applicable Observation Date. The Call Returns are based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). The Observation Dates, Call Settlement Dates and Call Returns applicable to each Observation Date are set forth in the table below.
	Observation Date	Call Settlement Date	Call Return
	June 26, 2018	June 29, 2018	3.125% - 3.375%
	September 26, 2018	October 1, 2018	6.25% - 6.75%
	December 26, 2018	December 31, 2018	9.375% - 10.125%
	March 26, 2019	March 29, 2019	12.50% - 13.50%
	June 26, 2019	July 1, 2019	15.625% - 16.875%
	September 26, 2019	October 1, 2019	18.75% - 20.25%
Payment at Maturity:

If the securities are not automatically called and the Final Price of the Laggard Underlying is greater than or equal to its Trigger Price, you will receive a cash payment at maturity equal to the Face Amount per $1,000 Face Amount of securities.

If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, you will receive a cash payment at maturity per $1,000 Face Amount of securities calculated as follows:

$1,000 + ($1,000 x Underlying Return of the Laggard Underlying)

Underlying Return:	For each Underlying, the performance of such Underlying from its Initial Price to its Final Price, calculated as follows: Final Price – Initial Price Initial Price
Initial Price:	For each Underlying, the Closing Price of such Underlying on the Trade Date
Final Price:	For each Underlying, the Closing Price of such Underlying on the Final Valuation Date
Closing Price:	For each Underlying, the closing price of one share of such Underlying on the relevant date of calculation multiplied by the then-current Share Adjustment Factor for such Underlying, as determined by the calculation agent.
Trigger Price:	For each Underlying, 75.00% of the Initial Price of such Underlying
CUSIP/ISIN:	25155MKK6 / US25155MKK61
Discounts and Commissions:	The securities will be sold with varying underwriting discounts and commissions in an amount not to exceed $20.25 per $1,000 Face Amount of securities. Deutsche Bank Securities Inc. (“DBSI”) may pay a referral fee of $1.50 per $1,000 Face Amount of securities. For more information, please see Supplemental Plan of Distribution (Conflicts of Interest)” in the accompanying preliminary pricing supplement 3064B.
Agent:	Deutsche Bank Securities Inc.

The Issuer’s estimated value of the securities on the Trade Date is approximately $944.20 to $964.20 per $1,000 Face Amount of securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on page PS–3 of the accompanying preliminary pricing supplement No. 3064B for additional information.

By acquiring the securities, you will be bound by and deemed irrevocably to consent to the imposition of any Resolution Measure (as defined in the accompanying preliminary pricing supplement No. 3064B) by the competent resolution authority, which may include the write down of all, or a portion, of any payment on the securities or the conversion of the securities into ordinary shares or other instruments of ownership. If any Resolution Measure becomes applicable to us, you may lose some or all of your investment in the securities. Please see “Resolution Measures and Deemed Agreement” in the accompanying preliminary pricing supplement No. 3064B for more information.

This fact sheet does not contain all of the material information an investor should consider before investing in the securities. This fact sheet is not for distribution in isolation and must be read together with the accompanying preliminary pricing supplement No. 3058B and the other documents referred to therein, which can be accessed on the Securities and Exchange Commission’s website at

https://www.sec.gov/Archives/edgar/data/1159508/000095010318003119/dp87892_424b2-ts3064b.htm

Fact Sheet for Preliminary Pricing Supplement No. 3064B
Filed Pursuant to Rule 433

Registration Statement No. 333-206013

Dated March 6, 2018

NOT FDIC / NCUA INSURED OR GUARANTEED

MAY LOSE VALUE

NO BANK GUARANTEE * NOT A DEPOSIT

NOT INSURED OR GUARANTEED BY ANY FEDERAL GOVERNMENTAL AGENCY

General
The securities are designed for investors who seek a return at maturity linked to the lesser performing of the Financial Select Sector SPDR® Fund and the Technology Select Sector SPDR® Fund (each, an “Underlying”). The securities will be automatically called if, on any quarterly Observation Date, the Closing Prices of both Underlyings are greater than or equal to their respective Initial Prices. If the securities are automatically called, investors will receive on the applicable Call Settlement Date a return on the securities equal to the Call Return for the applicable Observation Date based on a rate of between 12.50% and 13.50% per annum (to be determined on the Trade Date). The securities will cease to be outstanding following an Automatic Call and no further payments will be made following the Call Settlement Date. If the securities are not automatically called and the Final Price of the lesser performing Underlying, which we refer to as the “Laggard Underlying,” is greater than or equal to its Trigger Price (equal to 75.00% of its Initial Price), for each $1,000 Face Amount of securities, investors will receive a cash payment at maturity equal to the Face Amount. However, if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price, for each $1,000 Face Amount of securities, investors will lose 1.00% of the Face Amount for every 1.00% by which the Final Price of the Laggard Underlying is less than its Initial Price. The securities do not pay coupons or dividends and investors should be willing to lose some or all of their investment if the securities are not automatically called and the Final Price of either Underlying is less than its Trigger Price. Any payment on the securities is subject to the credit of the Issuer.

Note Characteristics

■   Potential to receive the applicable Call Return upon an Automatic Call.

■   Limited downside protection if the securities are not automatically called and the Final Price of the Laggard Underlying is greater than or equlal to its Trigger Price

■ Full downside exposure If the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price

Risk Considerations

■   Appreciation potential limited to the applicable Call Return.

■   You will lose a significant portion or all of your investment in the securities if the securities are not automatically called and the Final Price of the Laggard Underlying is less than its Trigger Price

■ The terms of the securities could be as short as three months if the securities are automatically called

■   The risk that the securities will not be automatically called and lose a significant portion or all of your investment in the securities is greater than in similar securities that are linked to the performance of just one of the Underlyings

■ Unlike ordinary debt securities, the securities do not pay any dividends and do not guarantee any return on your initial investment at maturity.

■   Any payment on the securities is subject to the credit of the Issuer.

■   The Issuer (or its affiliates) intends to offer to purchase the securities in the secondary market but is not required to do so. Accordingly, you should be able and willing to hold your securities to maturity.

■   Additional risk factors can be found below.

Important Dates*

Trade Date: March 26, 2018

Settlement Date: March 29, 2018

Observation Dates: Quarterly

Call Settlement Dates: Quarterly

Final Valuation Date: September 26, 2019

Maturity Date: October 1, 2019

*Please see the accompanying preliminary pricing supplement No. 3064B for additional information.

Calculating the Payment at Maturity

If the securities are not automatically called, for every $1,000 Face Amount of securities, investors will receive at maturity an amount determined as follows. Any payment on the securities is subject to the credit of the Issuer.

Hypothetical Examples

If the securities are automatically called, the investor will receive a cash payment per $1,000 Face Amount of securities equal to the Face Amount plus the product of the Face Amount and the Call Return for the applicable Observation Date. The table below illustrates how the payment upon an Automatic Call will be calculated, assuming the Call Returns are based on a rate of 12.50% per annum:

If the first Observation Date on which the Closing Prices of both Underyings are greater than or equal to their respective Initial Prices is . . .	. . . then you will receive the following payment upon an Automatic Call on the relevant Call Settlement Date:
June 26, 2018	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $31.25 = $1,031.25
September 26, 2018	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $62.50 = $1,062.50
December 26, 2018	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $93.75 = $1,093.75
March 26, 2019	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $125.00 = $1,125.00
June 26, 2019	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $156.25 = $1,156.25
September 26, 2019	$1,000 + ($1,000 x applicable Call Return) = $1,000 + $187.50 = $1,187.50

If the securities are not automatically called, the return on the securities will depend on whether the Final Price of the Laggard Underlying is less than its Trigger Price. The hypothetical returns set forth below reflect $1,000 of Face Amount of securities and the Trigger Price for each Underlying of 75.00% of its Initial Price. The actual Initial Price and Trigger Price for each Underlying will be determined on the Trade Date.

Underlying Return of the Laggard Underlying (%)	Payment at Maturity ($)	Return on the Securities (%)
100.00%	N/A	N/A
75.00%	N/A	N/A
50.00%	N/A	N/A
25.00%	N/A	N/A
10.00%	N/A	N/A
5.00%	N/A	N/A
0.00%	N/A	N/A
-5.00%	$1,000.00	0.00%
-10.00%	$1,000.00	0.00%
-20.00%	$1,000.00	0.00%
-25.00%	$1,000.00	0.00%
-26.00%	$740.00	-26.00%
-30.00%	$700.00	-30.00%
-50.00%	$500.00	-50.00%
-75.00%	$250.00	-75.00%
-100.00%	$0.00	-100.00%

Selected Risk Factors

An investment in the securities involves significant risks. Investing in the securities is not equivalent to investing directly in the shares of the Underlyings or in any of the component securities held by the Underlyings. The below summary of selected risk factors does not describe all of the risks associated with an investment in the securities. You should read the “Selected Risk Considerations” section of the accompanying preliminary product supplement No. 3064B at the link referenced above, as well as the “Risk Factors” sections of the product supplement, prospectus supplement and prospectus accompanying preliminary pricing supplement No. 3064B, for a more complete description of risks relating to the securities.

•	Your investment in the securities may result in a loss.

•	The return on the securities is limited.

•	If the securities are automatically called, the term of the securities may be reduced to as short as approximately three months.

•	If the securities are not automatically called, your payment at maturity will be determined by the Final Price of the Laggard Underlying.

•	A higher Call Return or a lower Trigger Price for each Underlying may reflect a greater expected volatility of one or both Underlyings, which is generally associated with a greater risk of loss.

•	The securities do not pay any coupons.

•	The securities are subject to the credit of Deutsche Bank AG.

•	The securities may be written down, be converted into ordinary shares or other instruments of ownership or become subject to other Resolution Measures. You may lose some or all of your investment if any such measure becomes applicable to us.

•	The Issuer’s estimated value of the securities on the Trade Date will be less than the Issue Price of the securities.

•	Investing in the securities is not the same as investing in the Underlyings or the component securities held by the Underlyings.

•	If the prices of the Underlyings change, the value of your securities may not change in the same manner.

•	No dividend payments or voting rights.

•	Your investment is exposed to a decline in the price of each Underlying.

•	Because the securities are linked to the lesser performing of the two Underlyings, you are exposed to a greater risk of losing some or all of your investment than if the securities were linked to just one underlying.

•	The component securities held by the Financial Select Sector SPDR® Fund are subject to risks associated with the financial sector.

•	The component securities held by the Technology Select Sector SPDR® Fund are subject to risks associated with the technology sector.

•	The policies of the investment advisor of each Underlying and changes that affect an Underlying or its tracked index could adversely affect the value of the securities.

•	The performance of an Underlying, particularly during periods of market volatility, may not match the performance of its tracked index or its net asset value per share.

•	Anti-dilution protection is limited and the calculation agent may make adjustments in addition to, or that differ from, those set forth in the product supplement accompanying preliminary pricing supplement No. 3064B.

•	There is no affiliation between the Underlyings or the issuers of the stocks held by the Underlyings and us and we have not participated in the preparation of, or verified, any information about the Underlyings or such issuers.

•	Past performance of the Underlyings is no guide to future performance.

•	Assuming no changes in market conditions and other relevant factors, the price you may receive for your securities in secondary market transactions would generally be lower than both the Issue Price and the Issuer’s estimated value of the securities on the Trade Date.

•	The securities will not be listed and there will likely be limited liquidity.

•	Many economic and market factors will affect the value of the securities.

•	Trading and other transactions by us or our affiliates in the equity and equity derivative markets may impair the value of the securities.

•	We or our affiliates may publish research, express opinions or provide recommendations that are inconsistent with investing in or holding the securities. Any such research, opinions or recommendations could adversely affect the prices of the Underlyings and the value of the securities.

•	Potential conflicts of interest exist because we and our affiliates play a variety of roles in connection with the issuance of the securities.

•	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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